AMENDMENT NO. 1 TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment (“Amendment”) to the Agreement (defined below), is effective as of September 26, 2014, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Western Asset Management Company, a California corporation (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust.

WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into an Investment Subadvisory Agreement made and effective as of July 17, 2014 with respect to the Vantagepoint High Yield Fund, a series of The Vantagepoint Funds (the “Agreement”);

WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1.	Section 23 of the Agreement is hereby replaced in its entirety with the following:

23.	CONFIDENTIAL INFORMATION

Any information about a party hereto that such party, supplies to another party to this Agreement, which is not otherwise in the public domain or previously known to the receiving party, shall be regarded as confidential and held in the strictest confidence. Similarly, any information about a party hereto that is generated or recorded by another party hereto pursuant to this Agreement, which is not otherwise in the public domain, also shall be regarded as confidential and held in the strictest confidence (such information, together with the information referenced in the previous sentence, collectively, “Confidential Information”).

Confidential Information includes, but is not limited to: the records referenced in Section 6(a) hereof, and any other data, records or other information in any form regarding the securities or other assets held or to be acquired by the Fund, the transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement.

No party may use Confidential Information about another party, except solely: (i) for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded; or (ii) as specifically agreed to in writing by the other party to which the Confidential Information pertains.

No party may disclose to others Confidential Information about another party, except solely: (i) as may be required by applicable law or compelled by judicial or regulatory authority having competent jurisdiction over the party; or (ii) as specifically agreed to in writing by the other party to which the Confidential Information pertains. Notwithstanding the foregoing, Client, The Vantagepoint Funds and the Fund may disclose Confidential Information regarding the Subadviser to each other or to a third party for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded. In addition, the Subadviser and its affiliate, Western Asset Management Company Limited, may disclose Confidential Information to each other for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded.

Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party or such securities.

Lastly, the Subadviser may not consult with any other subadvisers of The Vantagepoint Funds (other than its affiliate, Western Asset Management Company Limited) about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund.

Nothing in this Agreement shall be construed to prevent the Subadviser from lawfully giving other persons investment advice about, or lawfully trading on their behalf in, the shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

2.	The following new Section 24 is hereby added to the Agreement.

24.	DELEGATION TO AFFILIATE

Subadviser may delegate to its affiliate, Western Asset Management Company Limited, certain investment advisory services as described below with respect to a portion of the assets of the Account to enable Subadviser to perform its functions under this Agreement, provided that such arrangement be approved in advance by the Board of Directors of The Vantagepoint Funds and be subject to a written investment advisory agreement pursuant to the 1940 Act (“Sub-Subadvisory Agreement”). Such delegated investment advisory services will be in connection with the management of non-U.S. dollar denominated investments and foreign currency investments (if any), within the Account, or in the event that a disaster or similar emergency disrupts Subadviser’s normal operations, Subadviser’s responsibilities under this Agreement may temporarily be assumed by Western Asset Management Company Limited in connection with Subadviser’s business continuity management plan. Any compensation payable to Western Asset Management Company Limited shall be the sole responsibility of the Subadviser, and The Vantagepoint Funds, the Fund and Client shall not have any obligations to

Western Asset Management Company Limited with respect thereto or otherwise arising under the Agreement or the Sub-Subadvisory Agreement. In addition, Subadviser shall remain responsible for Subadviser’s obligations under this Agreement and remain liable for all actions of Western Asset Management Company Limited under any such delegation arrangement to the same extent as Subadviser is liable for its own actions hereunder.

3.	All other provisions of the Agreement remain in full force and effect.

4.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

5.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint High Yield Fund

By:	/s/ Angela Montez
Angela Montez, Secretary

Date:	10/2/14

	Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC
	Date:	9/26/14

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez
Angela Montez, Assistant Secretary

Date:	10/2/14

	Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer

	Date:	9/26/14

WESTERN ASSET MANAGEMENT COMPANY

By:	/s/ Steven K. Puodziunas

Title:	Head of Client Service & Marketing Support

Date:	10/7/14